Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141

FOR IMMEDIATE RELEASE	Company Contact
May 16, 2011	Jacqueline E. Burwitz
Vice President,
Investor Relations
314-985-2169
Energizer Holdings, Inc. Prices Senior Notes Offering
St. Louis, MO, May 16, 2011...Energizer Holdings, Inc. (NYSE: ENR) announced today the pricing of its offering of $600 million aggregate principal amount of its 4.70% Senior Notes due 2021 in a private placement. The offering is expected to close on May 19, 2011 subject to customary closing conditions. Energizer estimates that its net proceeds from the offering will be approximately $595 million after offering expenses, and intends to use such net proceeds to refinance approximately $575 million outstanding indebtedness and other general corporate purposes.
The notes will be sold to qualified institutional buyers pursuant to Rule 144A (and outside the United States in reliance on Regulation S) under the Securities Act of 1933, as amended. The notes have not been registered under the Securities Act or applicable state securities laws, and may not be offered or sold absent registration under the Securities Act or applicable state securities laws or applicable exemptions from registration requirements.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135(c) of the Securities Act.
Energizer Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer goods company operating globally in the broad categories of household and personal care products. Energizer’s Household Products Division offers consumers the broadest range of portable power solutions, anchored by our universally recognized Energizer(R) and Eveready(R) brands. Energizer’s Personal Care Division offers a diversified range of consumer products in the wet shave, skin care, feminine care and infant care categories. Our portfolio includes well established brand names such as Schick(R) and Wilkinson Sword(R) men’s and women’s shaving systems and disposables; Edge and Skintimate shave preparations; Playtex(R) tampons, gloves and infant feeding products; Banana Boat(R) and Hawaiian Tropic(R) sun care products and Wet Ones(R) moist wipes.
NOTE: Information in this press release that includes information other than historical information contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are sometimes identified by their use of terms and phrases such as “may” “will,” “anticipates,” “intends,” “plans,” “expects,” or similar expressions. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company’s cautionary statements contained in its filings with the Securities and Exchange Commission. The Company does not assume any obligation to update or revise any forward-looking statements to reflect new events or circumstances.